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                              EMPLOYMENT AGREEMENT



                                 By and Between



                        AUDIO VISUAL SERVICES CORPORATION


                                       and


                                 JOHN C. VOADEN




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                              As of August 29, 2000


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                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this "Agreement"), dated as of August 29, 2000, by and between AUDIO VISUAL SERVICES CORPORATION, a Delaware corporation having an office at 111 West Ocean Boulevard, Suite 1110, Long Beach, California 90802 ("Employer"), and JOHN C. VOADEN, an individual residing at 12 Willow Lane, Avon, Connecticut 06001 ("Employee").

                              W I T N E S S E T H:

     WHEREAS, Employee is currently employed in the Presentation Services ("PS") division of the Employer's wholly-owned subsidiary known as Audio Visual Services Group, Inc. ("AVSG");

     WHEREAS, Employer desires to continue to retain Employee as an employee and Employee desires to continue to provide his services to Employer in connection with Employer's business; and

     WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Employee's employment.

     NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:

         1.       EMPLOYMENT

     Employer hereby employs Employee as Chief Executive Officer of the PS division of AVSG and as an Executive Vice President of Employer, and Employee hereby accepts such employment and agrees to render his services as an employee of Employer and AVSG, all subject to and on the terms and conditions herein set forth.

         2.       DUTIES AND RESPONSIBILITIES OF EMPLOYEE

     Employee shall be employed as and perform the duties of Chief Executive Officer of the PS division of AVSG and as Executive Vice President of Employer, subject to the other provisions of this Section 2. In the performance of his duties, Employee shall report to Employer's Chief Executive Officer or such other person as may be designated by the Board of Directors of Employer. Employee shall use his best efforts to maintain and enhance the business and reputation of Employer and PS. Employee's duties and responsibilities shall be designated to Employee by the Chief Executive Officer of Employer and the Board of Directors of Employer. Upon Employer's request, Employee shall also perform similar services in an identical capacity for (and, if requested, shall hold directorships with) any subsidiary or division of Employer designated by the Board. Employee shall be available to travel as the reasonable needs of

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Employer shall require. Employee shall be based in Employer's offices located in the Chicago, Illinois metropolitan area.

         3.       EXCLUSIVITY OF SERVICE

     Employee agrees to devote all of his business time, efforts and attention to the business and affairs of Employer on an exclusive basis, and not to engage in any other business activities for any person or entity, other than personal investment activities and, subject to Employer's prior written approval, directorships, provided that such activities do not materially affect the performance of Employee's duties hereunder.

         4.       COMPENSATION; BONUS

     (a) In consideration for his services to be performed under this Agreement and as compensation therefor, Employee shall receive, in addition to all other benefits provided in this Agreement, a base salary (the "Base Salary") at the annual rate of two hundred sixty-two thousand dollars ($262,000). All payments of Base Salary shall be payable bi-weekly in arrears or otherwise in accordance with Employer's policies.

     (b) In addition to the Base Salary, Employee shall be eligible to receive a bonus (the "Bonus") on an annual basis. The Bonus shall be determined pursuant to an executive bonus plan to be formulated by Employer in consultation with Employee. Employee's "target" level Bonus will be forty percent (40%) of his then-current Base Salary; provided, however, that the Bonus paid to Employee may be greater or less than the "target" based on Employee's and Employer's performance during the fiscal year in respect of which the Bonus is being paid and subject to the above-referenced executive bonus plan. Payment of the Bonus shall be made in the discretion of the Board of Directors of Employer subject to the above-referenced executive bonus plan and is not guaranteed. To the extent payable, Employer shall pay the Bonus to Employee on or about 90 days following the end of the fiscal year in respect of which the Bonus is being paid.

     (c) Employee's Base Salary and Bonus shall be reviewed annually by the Board and increased in the discretion of the Board of Directors of Employer.

         5.       BENEFITS

     In addition to the Base Salary and Bonus provided for in Section 4 hereof, Employee shall be entitled to the following benefits during and in respect of his employment by Employer:

     (a) Employee will be entitled to participate in Employer's hospitalization, medical, dental and vision insurance plans, as well as long-term and short-term disability and life insurance plans, on the same basis as other senior executive employees of Employer in accordance with Employer's practices and subject, in each case, to the terms and conditions of such plans, which shall govern Employee's participation therein. Employee will be entitled to family medical and dental insurance coverage at the rate charged therefor by Employer and subject to the terms and conditions set forth by Employer. Employee will also be entitled to participate in any of Employer's plans relating to vacation, sick leave, personal days, stock options, stock purchases, pension, thrift, profit sharing, education or other retirement or benefit plan that Employer has adopted or may adopt for the benefit of its executive officers, officers and/or employees subject, in each case, to the terms and conditions of such plans, which shall govern Employee's participation therein.

         (b) Employee shall be entitled to twenty-five (25) working days paid vacation to be taken by Employee at times mutually and reasonably agreed upon by Employer and Employee in addition to all other holidays established as part of Employer's standard practices. No payment shall be made to Employee for unused vacation days nor may such days be carried over to future years without Employer's consent.

         (c) Employee shall be entitled to reimbursement for all reasonable travel, entertainment and other reasonable expenses incurred in connection with Employer's business, provided that such expenses are adequately documented and vouchered in accordance with Employer's policies.

         (d) Employee shall be provided with an automobile in accordance with Employer's policies. Employer will pay all costs incurred by Employee in connection with Employee's normal use of his automobile (except for those which Employee is entitled to reimbursement pursuant to Section 5(c) hereof).

         (e) Employee will be entitled to reimbursement for weekly roundtrip airfare between Hartford, Connecticut and Chicago, Illinois in accordance with, and subject to, Employer's policies.

         6.       AT-WILL STATUS

         Notwithstanding anything to the contrary contained herein and, subject to Employer's obligations contained herein, Employee shall be employed by the Company as an "employee at-will" and that as such, Employee's employment with Employer may be terminated at any time for any reason or no reason whatsoever.

         7.       CONFIDENTIALITY; INVENTIONS; PRODUCT DEVELOPMENT, ETC.

         (a) Employee agrees and covenants that, at any time during employment by Employer (which, for purposes of Sections 7 and 8 hereof shall include Employer's subsidiaries and affiliates) or thereafter, he will not (without first obtaining the written permission of Employer) (i) at any time during employment by Employer and thereafter divulge to any person or entity, nor use (either himself or in connection with any business) any "Confidential Information" (as hereinafter defined in Section 7(c) hereof) and (ii) at any time during employment by Employer and thereafter, divulge to any person or entity, nor use (either himself or in connection with any business) any "Trade Secrets" (as hereinafter defined in Section 7(c) hereof) to which he may have had access or which had been revealed to him during the course of his employment unless such disclosure is pursuant to a court order, disclosure in litigation involving the Employer or in any reports or applications required by law to be filed with any governmental agency.

         (b) Employee hereby grants to Employer or its nominee all rights of every kind whatsoever, exclusively and perpetually, in and to all services performed, products created and product ideas conceived by Employee for Employer or its nominee, and hereby agrees, upon Employer's request therefor, to assign and transfer to Employer or its nominee, any and all inventions, Trade Secrets, product ideas, improvements, processes, Confidential Information and "know how" relating to the business or products of Employer or any subsidiary or division thereof, including any thereof which Employee may learn, possess or acquire during Employee's employment by Employer, and agrees that all such things and such knowledge are, and will be, the sole and exclusive property of Employer or its nominee, and are known or held by Employee only for the benefit of Employer or its nominee.

         (c) As used in this Agreement, the term "Confidential Information" shall mean and include all information and data in respect of Employer's operations, financial condition, products, customers and business (including, without limitation, artwork, photographs, specifications, facsimiles, samples, business, marketing or promotional plans, creative written material and information relating to characters, concepts, names, trademarks and copyrights) which may be communicated to Employee or to which Employee may have access in the course of Employee's employment by Employer. Notwithstanding the foregoing, the term "Confidential Information" shall not include information which:

     (i) is, at the time of the disclosure, a part of the public domain through no act or omission by Employee;

     (ii) was otherwise in Employee's lawful possession prior to the disclosure; or

    (iii) is  hereafter  lawfully  disclosed to Employee by a third party who or
          which  did  not  acquire  the  information   under  an  obligation  of
          confidentiality to or through Employer.

     As used in this Agreement, the term "Trade Secrets" shall mean and include information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     Any combination of known information shall be within any of the foregoing exclusions only if the combination as such is within such exclusions.

     Nothing in this Section 7 shall limit any protection, definition or remedy provided to Employer under any law, statute or legal principle relating to Confidential Information or Trade Secrets.

     (d) Employee agrees that at the time of leaving the employ of Employer he will deliver to Employer and not keep or deliver to anyone else any and all notes, notebooks, drawings, memoranda, documents, and in general, any and all material relating to the business of Employer (except Employee's personal files and records) or relating to any employee, officer, director, agent or representative of Employer.

         8.       NON-COMPETITION; NON-SOLICITATION

     (a) Employee  hereby  agrees and covenants  that  commencing as of the date hereof and for a period of one (1) year following the termination of his employment with Employer (the "Limited Period") he will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) in any business or enterprise that shall, at the time, be in whole or in substantial part competitive with any material part of the business conducted by Employer during the period of Employee's employment with Employer (except that ownership of not more than 1% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 8(a)).

     (b) Employee agrees and covenants that for the Limited Period he will not (without first obtaining the written permission of Employer) directly or indirectly participate in the solicitation of any business of any type conducted by Employer during the period of Employee's employment with Employer from any person or entity which was a client or customer of Employer during the period of Employee's employment with Employer, or was a prospective customer of Employer from which Employee (or employees under Employee's supervision) solicited business or for which a proposal for submission was prepared during the period of Employee's employment with Employer.

     (c) Employee agrees and covenants that for the Limited Period he will not (without first obtaining the written permission of Employer) directly or indirectly, recruit for employment, or induce or seek to cause such person to terminate his or his employment with Employer, any person who then is an employee of Employer.

         9.       TERMINATION

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     (a) CAUSE.  In the event that Employer  discharges  Employee and terminates this Agreement because (i) Employee shall continually fail substantially to perform his duties hereunder with reasonable diligence, other than by reason of incapacity, or shall violate any material covenant of his herein contained, (ii) Employee shall engage in an act of fraud, theft or embezzlement in connection with his employment hereunder, (iii) Employee shall engage in a material act or omission involving wilful misconduct or gross negligence in the performance of Employee's duties, (iv) Employee shall engage in a material act of dishonesty,
(v) Employee shall unreasonably refuse to carry out the lawful order of Employer commensurate with Employee's duties to be performed hereunder or (vi) Employee shall be convicted of a felony involving moral turpitude, (which shall include any felony relating to drugs) or shall plead nolo contendere (or make an equivalent plea) in respect of, any governmental indictment, complaint or other formal allegation, Employee's Base Salary and Bonus under Section 4 hereof and all benefits under Section 5 hereof shall terminate immediately upon such discharge (subject to applicable law such as COBRA), and Employer shall have no further obligation to Employee except the payment to and reimbursement to Employee for any monies due to Employee which right to payment or reimbursement accrued prior to such discharge.

     (b) DEATH. This Agreement shall terminate immediately upon the death of Employee, in which case Employee's legal representatives shall be entitled to receive promptly a payment equal to four (4) months Base Salary.

     (c) Termination Without Cause; Good Reason. Notwithstanding Section 6 of this Agreement, if Employee is discharged and this Agreement is terminated without Cause (Cause being defined as a reason for termination as set forth in Section 9(a) above) or by reason other than as set forth in Section 9(b) hereof, or if Employee resigns for Good Reason (as hereinafter defined), Employer shall pay to Employee (i) for a period of 12 months, the Base Salary (as determined by the Base Salary being paid to Employee at the time of such termination or resignation, as the case may be) as such sums become due (or, at Employer's election, in a lump sum giving effect to the present value of such payments); and (ii) the Bonus to which Employee may be entitled in respect only of the fiscal year of Employer in which such termination or resignation (as the case may be) occurs (prorated by reference to the number of days actually worked by Employee in such fiscal year). For purposes of this Agreement, "Good Reason" shall mean (i) a relocation of Employee, without his prior written consent, more than fifty (50) miles outside of Employer's offices in Arlington Heights, Illinois, or (ii) a failure to maintain Employee as an Executive Vice President of Employer and Chief Executive Officer of PS, or (iii) a material diminution by Employer of Employee's responsibilities, which change would cause Employee's position with Employer to become one of significantly less responsibility or scope from that contemplated by Section 2 hereof, or (iv) a wilful failure in bad faith to pay the Base Salary or Bonus to Employee when due or another material breach of this Agreement by Employer that has a material adverse effect on Employee.

         10.      VIOLATION OF OTHER AGREEMENTS

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

     Employee represents and warrants to Employer that he is legally able to enter into this Agreement and accept employment with Employer; that Employee is not prohibited by the terms of any agreement, understanding or policy from entering into this Agreement; and the terms hereof will not and do not violate or contravene the terms of any agreement, understanding or policy to which Employee is or may be a party, or by which Employee may be bound. Employee agrees that, as it is a material inducement to Employer that Employee make the foregoing representations and warranties and that they be true in all respects, Employee shall forever indemnify and hold Employer harmless from and against all liability, costs or expenses (including attorney's fees and disbursements) on account of the foregoing representations being untrue.

         11.      SPECIFIC PERFORMANCE; DAMAGES

     In the event of a breach or threatened breach of the provisions of Sections 7 or 8 hereof, Employee agrees that the injury which would be suffered by Employer would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Employee agrees that in the event of a breach or threatened breach of Section 7 or 8 hereof, in addition to and not in lieu of any damages sustained by Employer and any other remedies which Employer may pursue hereunder or under any applicable law, Employer shall have the right to equitable relief, including issuance of a temporary or permanent injunction, by any court of competent jurisdiction against the commission or continuance of any such breach or threatened breach, without the necessity of proving any actual damages or posting of any bond or other surety therefor. In addition to, and not in limitation of the foregoing, Employee understands and confirms that, in the event of a breach or threatened breach of
Section 7 or 8 hereof, Employee may be held financially liable to Employer for any loss suffered by Employer as a result.

         12.      NOTICES

     Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice or, in the case of Employee, which Employer maintains as Employee's address, given in accordance with the terms of this Section. Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.


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

         13.      WAIVERS

     No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         14.      PRESERVATION OF INTENT

     Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, Employer and Employee agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out.

         15.      ENTIRE AGREEMENT

     This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them (including, without limitation, (i) the letter, dated April 29, 1999, from Christopher A. Sinclair to Employee regarding the terms and conditions of your employment and (ii) the letter, dated August 19, 1999, from Richard R. Gros of Employer to Employee regarding certain payments to be made to Employee in the event of a change of control of Employer or PS), and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.

         16.      INUREMENT; ASSIGNMENT

     The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon any successor of Employer or to the business of Employer, subject to the provisions hereof. Employer may assign this Agreement to any person, firm or corporation controlling, controlled by, or under common control with Employer. Neither this Agreement nor any rights or obligations of Employee hereunder shall be transferable or assignable by Employee.

         17.      AMENDMENT

     This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

         18.      HEADINGS

     The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         19.      COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

         20.      GOVERNING LAW

     This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of California, without giving reference to principles of conflict of laws.

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



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    EMPLOYEE:


                                    By: /s/ John C. Voaden
                                        ------------------
                                        John C. Voaden


                                    Employer:

                                    AUDIO VISUAL SERVICES
                                         CORPORATION

                                    By: /s/ Robert K. Ellis
                                        -------------------
                                        Robert K. Ellis
                                        Chief Executive Officer




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